Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-464-4917
Manchester, CT 06045-0151	www.lydall.com

Exhibit 99.1
NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE SECOND QUARTER ENDED JUNE 30, 2014

●	Adjusted EPS of $0.64 per share on sales of $149 million
●	Organic growth of 11.7% compared to Q2 2013
●	Adjusted operating margin of 10.9%

MANCHESTER, CT – July 31, 2014 -- LYDALL, INC. (NYSE: LDL) today announced financial results for the second quarter ended June 30, 2014. Net sales were $148.8 million in the second quarter compared to $101.1 million in the second quarter of 2013. The second quarter of 2014 includes net sales of $34.1 million from the acquisition of Industrial Filtration, which was completed in February 2014. Net income was $8.2 million, or $0.49 per diluted share in the second quarter of 2014 compared to $6.0 million, or $0.35 per diluted share, in the second quarter of 2013.

Adjusted earnings were $0.64 per diluted share for the quarter ended June 30, 2014, excluding a previously announced one-time sales commission expense of $2.9 million to terminate a long-standing commercial sales agreement in the Thermal/Acoustical Metals business in Europe, and purchase accounting adjustments and transaction related costs of $0.7 million associated with the Industrial Filtration acquisition.

Below are financial highlights comparing Lydall’s quarter ended June 30, 2014 (“Q2 2014”) results to its quarter ended June 30, 2013 (“Q2 2013”) results:

•
Net sales increased by $47.7 million, or 47.2%, compared to Q2 2013, including net sales of $34.1 million from the Industrial Filtration segment. Net sales increased 11.7% organically, 33.8% from the acquisition and 1.7% from favorable foreign currency translation;

•
Gross margin increased to 23.3%, compared to 22.8% in Q2 2013, driven by the impact of increased net sales improving the absorption of overhead costs and lower raw material costs primarily in the Thermal/Acoustical Fibers and Metals segments, partially offset by Industrial Filtration segment gross margin. Consolidated gross margin in Q2 2014 was also negatively impacted by approximately 30 basis points from purchase accounting adjustments;

•
Operating income was $12.6 million, or 8.4% of net sales, compared to $9.5 million, or 9.4% of net sales, in Q2 2013, with operating income for Q2 2014 including $2.2 million from the Industrial Filtration segment. Adjusted operating income was $16.2 million, or 10.9% of net sales, in Q2 2014, excluding the one-time sales commission expense and purchase accounting adjustments and transaction expenses related to the acquisition; and

•
Effective tax rate of 31.3% in Q2 2014 compared to 36.8% in Q2 2013 as Q2 2014 was positively impacted by the mix of income generated from countries with relatively lower tax rates; Q2 2013 included a discrete tax benefit of $0.3 million, or $0.02 per share.

Cash balance was $64.4 million at June 30, 2014 compared to $75.4 million at December 31, 2013. Cash generated by operating activities in the first half of 2014 was $13.4 million compared to cash generated by operating activities of $6.5 million in the first six months of 2013. The Company's consolidated leverage ratio was approximately 1.3 at June 30, 2014 (as defined in the Amended Credit Facility), significantly below a maximum permitted ratio of 3.0.

During the second quarter of 2014, the Company terminated a commercial sales agreement with an agency for a $4.0 million cash payment, which eliminated all future sales commissions owed to the agency, and resulted in a one-time commission expense of $2.9 million, net of previously accrued commissions. The one-time sales commission expense and purchase accounting adjustments and transaction expenses related to the acquisition reduced the Company’s consolidated operating income by approximately $3.6 million, operating margin by approximately 250 basis points and earnings per share by approximately $0.15 per diluted share during the second quarter of 2014 (as noted in the following table).

Quarter ended June 30, 2014	Pre-Acquisition Businesses	Industrial Filtration	Consolidated
Net sales	$114,658	$34,135	$148,793

Operating income, as reported	10,375	2,198	12,573
Sales commission settlement expense	2,900	—	2,900
Purchase accounting adjustment	—	523	523
Transaction expenses	209	—	209
Operating income, adjusted	$13,484	$2,721	$16,205
Operating margin, as reported	9.0%	6.4%	8.4%
Operating margin, adjusted	11.8%	8.0%	10.9%

Diluted earnings per share, reported			$0.49
Sales commission settlement, net of tax of $895			$0.12
Purchase accounting adjustment, net of tax of $163			$0.02
Transaction expenses, net of tax of $88			$0.01
Diluted earnings per share, adjusted			$0.64

Thermal/Acoustical Fibers (“T/A Fibers”) segment net sales increased by $8.3 million, or 29.9%, from higher automotive parts sales in North America. Favorable market conditions as well as timing of certain customer purchases contributed to the significant increase in T/A Fibers net sales in the second quarter of 2014 compared to the second quarter of 2013. Thermal/Acoustical Metals (“T/A Metals”) segment net sales increased by $2.4 million, or 5.9%, compared to the second quarter of 2013, driven by higher automotive parts sales in North America and Europe of $1.7 million and favorable foreign currency translation of $1.2 million, partially offset by lower tooling net sales. Net sales for the Performance Materials segment increased by $2.3 million, or 7.9%, primarily from greater filtration and life sciences products net sales within the segment’s European operations.

Dale Barnhart, President and Chief Executive Officer, stated, “Overall, we are pleased to report very strong second quarter results with adjusted earnings of $0.64 per share. Organic sales growth of nearly 12% was led by our T/A Fibers segment as we continued to benefit from favorable automotive market conditions in North America and from new platform awards. I am also pleased that our Performance Materials segment reported organic sales growth of approximately 6% in the second quarter of 2014.

“In our first full quarter with the Industrial Filtration business, sales were strong as there was favorable demand for felt filtration media and filter bags as this business traditionally experiences higher demand in the first half of the year due to many industrial plants coming online. We continue to remain on track with our integration of this business including the introduction of Lydall Lean Six Sigma principles to achieve future margin and working capital improvements.

“We expect sales growth in the third quarter and second half of the year to be less robust than the first half due to timing of customer orders, typical customer plant shut-downs in North America and Europe as well as seasonality that normally occurs in some of our segments. As as result, we expect lower organic sales growth in the second half compared to the first half of 2014.”

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including adjusted operating income, adjusted operating margin and adjusted earnings per share, which exclude transaction related costs and purchase accounting adjustments related to the acquisition of the Industrial Filtration businesses as well as a one-time sales commission settlement. The Company excluded the above items because they are outside of Lydall’s normal operations. Additionally, organic net sales refers to sales calculated according to GAAP but excluding (1) sales from the acquired business and (2) the impact of foreign currency translation. The Company excludes the effect of foreign currency translation from organic net sales because currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends, and excludes the effect of acquisitions and related items because the nature and size of acquisitions can vary dramatically from period to period and can also obscure underlying business trends and make comparisons of long-term performance difficult.

The Company believes that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Conference Call

Lydall will host a conference call today at 11:00 a.m. Eastern Time to discuss results for its second quarter ended June 30, 2014 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' section. A recording of the call will be available from 3:00 p.m. Eastern Time on July 31, 2014 through 11:59 p.m. Eastern Time, August 7, 2014 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10050151. Additional information, including a presentation outlining key financial data supporting today’s conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact, including statements about the expected impact of the acquisition of the Industrial Filtration businesses on Lydall’s future financial performance and the overall outlook for the second half of 2014, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic cycles that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by Lydall in the integration of the acquired businesses, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, increases in fuel prices, and outcomes of legal proceedings, claims and investigations, including with respect to possible violations of German anti-trust laws by employees in our German operation, could have a negative impact on the Company’s results of operations and financial condition. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2013.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company. Information may also be obtained from the Company Contact: David D. Glenn, Director of Business Development and Investor Relations, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

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Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net sales	$148,793	$101,051	$274,019	$200,080
Cost of sales	114,140	78,014	213,167	155,678
Gross profit	34,653	23,037	60,852	44,402

Selling, product development and administrative expenses	22,080	13,516	40,653	28,364
Operating income	12,573	9,521	20,199	16,038

Interest expense	280	76	492	154
Other expense, net	299	18	354	60
Income before income taxes	11,994	9,427	19,353	15,824

Income tax expense	3,754	3,472	7,397	5,377
Net income	$8,240	$5,955	$11,956	$10,447

Earnings per share:
Basic	$0.50	$0.36	$0.72	$0.63
Diluted	$0.49	$0.35	$0.71	$0.62

Weighted average number of common shares outstanding	16,618	16,612	16,580	16,674
Weighted average number of common shares and equivalents outstanding	16,980	16,831	16,925	16,927

Summary of Segment Information
and Other Products and Services
In thousands
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net Sales

Performance Materials Segment	$31,252	$28,968	$60,105	$56,451
Industrial Filtration Segment	34,135	—	51,791	—
Thermal/Acoustical Metals Segment	43,339	40,920	85,795	81,122
Thermal/Acoustical Fibers Segment	36,308	27,959	68,821	55,886
Other Products and Services:
Life Sciences Vital Fluids	4,864	4,263	9,588	8,570
Eliminations and Others	(1,105)	(1,059)	(2,081)	(1,949)
Consolidated Net Sales	$148,793	$101,051	$274,019	$200,080

Operating Income

Performance Materials Segment	$3,566	$3,271	$5,429	$4,548
Industrial Filtration Segment	2,198	—	2,984	—
Thermal/Acoustical Metals Segment	2,564	4,431	6,217	7,449
Thermal/Acoustical Fibers Segment	9,279	5,432	16,620	11,586
Other Products and Services:
Life Sciences Vital Fluids	286	125	706	481
Corporate Office Expenses	(5,320)	(3,738)	(11,757)	(8,026)
Consolidated Operating Income	$12,573	$9,521	$20,199	$16,038

Financial Position
In thousands except ratio data
	June 30, 2014	December 31, 2013
(Unaudited)
Cash and cash equivalents	$64,425	$75,407
Working capital	$155,963	$123,577
Total debt	$61,381	$1,714
Stockholders' equity	$214,382	$200,087
Total capitalization	$275,763	$201,801
Current ratio	3.1	3.5
Total debt to total capitalization	22.3%	0.8%

Cash Flows
In thousands	Quarter Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
	2014	2013	2014	2013

Net cash provided by operating activities	$16,234	$9,697	$13,374	$6,480
Net cash used for investing activities	$(2,819)	$(3,210)	$(84,783)	$(5,673)
Net cash provided by financing activities	$472	$(5,707)	$60,486	$(5,511)
Depreciation and amortization	$4,724	$3,196	$8,572	$6,541
Capital expenditures	$(2,819)	$(3,052)	$(5,626)	$(5,515)

Common Stock Data
Quarter Ended June 30,	2014	2013

High	29.66	15.38
Low	21.50	13.29
Close	27.37	14.60

During the second quarter of 2014, 6,573,793 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.